EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-56829 and No. 333-89465 of CuraGen Corporation on Forms S-8, and Registration Statement No. 333-90321 of CuraGen Corporation on Form S-3 of our report dated January 19, 2000, (except as to Footnote 9 as to which the date is February 16, 2000 with respect to the Convertible Debt Offering and March 2, 2000 with respect to the Stock Split), appearing in this Annual Report on Form 10-K of CuraGen Corporation for the year ended December 31, 1999.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
March 6, 2000